Exhibit 3.4

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                       POINT GROUP HOLDINGS, INCORPORATED

I, John Fleming, certify that:

1. The original articles of incorporation of the Company were filed with the Office of the Secretary of State on December 19, 2001.

2. Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopts the following amendments to the Articles of Incorporation of this Company:

Article 3 is amended to read as follows:

Number of shares of common stock with par value: 900,000,000.

3. Consent of the shareholders of the Company was not required since the Articles of Incorporation of the Company, as amended, provide under Article 5 that an increase in the authorized capital stock of the Company can be approved by the Board of Directors without shareholder consent.


Dated: July 11, 2003                         /s/  John Fleming
                                             -----------------------------------
                                             John Fleming, President